Filed pursuant to Rule 433

January 28, 2013

Relating to

Preliminary Prospectus Supplement dated January 28, 2013 to

Registration Statement No. 333-184134

STATE OF ISRAEL

3.15% BONDS DUE 2023

4.50% BONDS DUE 2043

Issuer:	State of Israel

Securities Offered:	3.15% Bonds due 2023 (the “2023 Bonds”) 4.50% Bonds due 2043 (the “2043 Bonds”)

Principal Amount:	US $1,000,000,000 of the 2023 Bonds US $1,000,000,000 of the 2043 Bonds

Maturity Date:	June 30, 2023 for the 2023 Bonds January 30, 2043 for the 2043 Bonds

Trade Date:	January 28, 2013

Original Issue Date (Settlement):	Expected January 31, 2013 through the book-entry facility of The Depository Trust Company

Issue Price (Price to Public):	99.448% for the 2023 Bonds 98.574% for the 2043 Bonds

Net Proceeds to Issuer:	US $993,230,000 (99.323%) for the 2023 Bonds US $983,240,000 (98.324%) for the 2043 Bonds

Coupon:	3.15% for the 2023 Bonds 4.50% for the 2043 Bonds

Yield to Maturity:	3.213% for 2023 Bonds 4.588% for 2043 Bonds

Spread to Treasury:	+125 basis points (1.25%) for the 2023 Bonds +145 basis points (1.45%) for the 2043 Bonds

Benchmark Treasury:	1.625% of November, 2022 (price 97-00) for the 2023 Bonds 2.750% of August, 2042 (price 92-18) for the 2043 Bonds

Benchmark Yield:	1.963% for the 2023 Bonds 3.138% for the 2043 Bonds

Interest Payment Period:	Semi-annually

Interest Payment Dates:	Each June 30 and December 30, commencing June 30, 2013 for the 2023 Bonds Each January 30 and July 30, commencing July 30, 2013 for the 2043 Bonds

Denominations:	$200,000 and multiples of $1,000 above that amount

Business Day:	New York

CUSIP:	4651387M1 for the 2023 Bonds 4651387N9 for the 2043 Bonds

ISIN:	US4651387M19 for the 2023 Bonds US4651387N91 for the 2043 Bonds

Joint Bookrunners:	Barclays Capital Inc. (33 1/3%); Citigroup Global Markets Inc. (33 1/3%); Goldman, Sachs & Co. (33 1/3%)

Issuer Ratings:	A1 (stable) / A+ (stable) / A (stable) * (Moody’s) / (Standard & Poor’s) / (Fitch)

*	Note: A rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each reating should be evaluated independently of each other rating.

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 1-888-603-5847, Citigroup Global Markets Inc. toll-free at 1-800-831-9146 or Goldman, Sachs & Co. toll-free at 1-866-471-2526.